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                                  UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              Washington D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No.1)*


                           Network Peripherals, Inc.
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                    64121R100
                                 (CUSIP Number)


                               December 31, 2000
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.     64121R100                  13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Seneca Ventures

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           170,300 shares                                         1.3%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          787,500 shares                                         5.9%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         170,300 shares                                         1.3%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            787,500 shares                                         5.9%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    957,800 shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    7.2%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    PN
                                                    Page 2 of 14

CUSIP No.     64121R100                  13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Woodland Venture Fund

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           290,500 shares                                         2.2%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          667,300 shares                                         5.0%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         290,500 shares                                         2.2%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            667,300 shares                                         5.0%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    957,800 shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    7.2%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    PN

CUSIP No.     64121R100                  13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Woodland Partners

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           232,500 shares                                         1.7%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          725,300 shares                                         5.4%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         232,500 shares                                         1.7%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            725,300 shares                                         5.4%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    957,800 shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    7.2%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    PN

CUSIP No.     64121R100                  13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Barry Rubenstein

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           264,500 shares                                         2.0%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          693,300 shares                                         5.2%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         264,500 shares                                         2.0%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            693,300 shares                                         5.2%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    957,800 shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    7.2%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    IN

CUSIP No.     64121R100                  13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Brookwood Partners L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares                                         0%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0 shares                                         0%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares                                         0%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0 shares                                         0%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    957,800 shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    PN

CUSIP No.     64121R100                  13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Marilyn Rubenstein

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares                                            0%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          957,800 shares                                      7.2%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares                                            0%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            957,800 shares                                       7.2%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    957,800 shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    7.2%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    IN

CUSIP No.     64121R100                  13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Woodland Services Corp.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares                                         0%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          957,800 shares                                   7.2%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares                                         0%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            957,800 shares                                   7.2%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    957,800 shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    7.2%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    CO

________________________________________________________________________________
Item 1(a).  Name of Issuer:

Network Peripherals, Inc.

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

1371 McCarthy Blvd.
Milipitas, CA 95035

Common  Stock, $0.01 per share (CUSIP No. 64121R100)
________________________________________________________________________________
Item 2(a).

1.  (a) Name of Person Filing: Seneca Ventures
             (b)  Address of Principal Business Office, or, if none, Residence:
                          68 Wheatley Road
                          Brookville, New York 11545
             (c)  Citizenship:            Not applicable.
             (d)  Title of Class of Securities:
                          Common Stock, $0.01 par value per share
             (e)  CUSIP Number:    64121R100

2.  (a) Name of Person Filing: Woodland Venture Fund
             (b)  Address of Principal Business Office, or, if none, Residence:
                          68 Wheatley Road
                          Brookville, New York 11545
             (c)  Citizenship:              Not applicable.
             (d)  Title of Class of Securities:
                          Common Stock, $0.01 par value per share
             (e)  CUSIP Number:    64121R100

3.  (a) Name of Person Filing: Woodland Partners
             (b)  Address of Principal Business Office, or, if none, Residence:
                          68 Wheatley Road
                          Brookville, New York 11545
             (c)  Citizenship:              Not applicable.
             (d)  Title of Class of Securities:
                          Common Stock, $0.01 par value per share
             (e)  CUSIP Number:    64121R100

4.           (a)  Name of Person Filing:    Barry Rubenstein
             (b)  Address of Principal Business Office, or, if none, Residence:
                          68 Wheatley Road
                          Brookville, New York 11545
             (c)  Citizenship:              United States.
             (d)  Title of Class of Securities:
                          Common Stock, $0.01 par value per share
             (e)  CUSIP Number:    64121R100

5.           (a)  Name of Person Filing:    Brookwood Partners, L.P.
             (b)  Address of Principal Business Office, or, if none, Residence:
                          68 Wheatley Road
                          Brookville, New York 11545
             (c)  Citizenship:              Not applicable.
             (d)  Title of Class of Securities:
                          Common Stock, $0.01 par value per share
             (e)  CUSIP Number:    64121R100

6.           (a)  Name of Person Filing:    Marilyn Rubenstein
             (b)  Address of Principal Business Office, or, if none, Residence:
                          68 Wheatley Road
                          Brookville, New York 11545
             (c)  Citizenship:              United States.
             (d)  Title of Class of Securities:
                          Common Stock, $0.01 par value per share
             (e)  CUSIP Number:    64121R100

7.           (a)  Name of Person Filing:    Woodland Services Corp.
             (b)  Address of Principal Business Office, or, if none, Residence:
                          68 Wheatley Road
                          Brookville, New York 11545
             (c)  Citizenship:              Not applicable.
             (d)  Title of Class of Securities:
                          Common Stock, $0.01 par value per share
             (e)  CUSIP Number:    64121R100


Item 3. If This  Statement is Filed  Pursuant to Rule  13d-1(b),  or 13d-2(b) or
       (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4. Ownership.

1.    Seneca Ventures:
      (a) Amount Beneficially Owned: 957,800 (1), (2), (3), (4), (5) shares.
      (b) Percent of Class:7.2%
      (c) Number of shares as to which such person has:
          (i)   sole power to vote or to direct the vote: 170,300(2) shares.
          (ii)  shared power to vote or to direct the vote: 787,500 (1), (3),
                (4), (5) shares.
          (iii) sole power to dispose or to direct the disposition of:
                170,300(2) shares.
          (iv)  shared power to dispose or to direct the disposition of:
                787,500 (1), (3), (4), (5) shares.

2.    Woodland Venture Fund:
      (a) Amount Beneficially Owned: 957,800 (1), (2), (3), (4), (5) shares.
      (b) Percent of Class:7.2%
      (c) Number of shares as to which such person has:
          (i)   sole power to vote or to direct the vote: 290,500(3) shares.
          (ii)  shared power to vote or to direct the vote: 667,300 (1), (2),
                (4), (5) shares.
          (iii) sole power to dispose or to direct the disposition of:
                290,500(3) shares.
          (iv)  shared power to dispose or to direct the disposition of:
                667,300 (1), (2), (4), (5) shares.

3.    Woodland Partners:
      (a) Amount Beneficially Owned: 957,800 (1), (2), (3), (4), (5) shares.
      (b) Percent of Class:7.2%
      (c) Number of shares as to which such person has:
          (i)   sole power to vote or to direct the vote: 232,500(4) shares.
          (ii)  shared power to vote or to direct the vote: 725,300 (1), (2),
                (3), (5)  shares.
          (iii) sole power to dispose or to direct the disposition of:
                232,500(4) shares.
          (iv)  shared power to dispose or to direct the disposition of:
                725,300 (1), (2), (3), (5) shares.

4.    Barry Rubenstein:
      (a) Amount Beneficially Owned: 957,800 (1), (2), (3), (4), (5) shares. Reporting person is a general partner of Seneca Ventures, Woodland Venture Fund, Woodland Partners and Brookwood Partners, L.P., and an officer and director of Woodland Services Corp. Mr. Rubenstein is the husband of Marilyn Rubenstein.
      (b) Percent of Class:7.2%
      (c) Number of shares as to which such person has:
          (i)   sole power to vote or to direct the vote: 264,500(5) shares.
          (ii)  shared power to vote or to direct the vote: 693,300 (1), (2),
                (3), (4) shares.
          (iii) sole power to dispose or to direct the disposition of:
                264,500(5) shares.
          (iv)  shared power to dispose or to direct the disposition of:
                693,300 (1), (2), (3), (4) shares.

5.    Brookwood Partners, L.P.:
      (a) Amount Beneficially Owned: 0 shares.
      (b) Percent of Class:0%
      (c) Number of shares as to which such person has:
          (i)   sole power to vote or to to direct the vote: 0 shares.
          (ii)  shared power to vote or to direct the vote: 0 shares.
          (iii) sole power to dispose or to direct the disposition of: 0 shares.
          (iv)  shared power to dispose or to direct the disposition of:
                0 shares.

6.    Marilyn Rubenstein:
      (a) Amount Beneficially Owned: 957,800 (1), (2), (3), (4), (5) Reporting person is a general partner of Woodland Partners and Brookwood Partners, L.P., and an officer of Woodland Services Corp. Marilyn Rubenstein is the wife of Barry Rubenstein.
      (b) Percent of Class:7.2%
      (c) Number of shares as to which such person has:
          (i)   sole power to vote or to direct the vote: 0 shares.
          (ii)  shared power to vote or to direct the vote: 957,800 (1), (2),
                (3), (4), (5) shares.
          (iii) sole power to dispose or to direct the disposition of: 0 shares.
          (iv)  shared power to dispose or to direct the disposition of:
                957,800 (1), (2), (3), (4), (5) shares.

7.    Woodland Services Corp.:
      (a) Amount Beneficially Owned: 957,800 (1), (2), (3), (4), (5) shares. Reporting person is a general partner of Seneca Ventures and Woodland Venture Fund.
      (b)  Percent of Class:7.2%
      (c)  Number of shares as to which such person has:
           (i)  sole power to vote or to direct the vote: 0 shares.


--------

(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

(2)  Includes 170,300 shares of Common Stock owned by Seneca Ventures.

(3)  Includes 290,500 shares of Common Stock owned by Woodland Venture Fund.

(4)  Includes 232,500 shares of Common Stock owned by Woodland Partners.

(5) Includes 264,500 shares of Common Stock held by the Barry Rubenstein Rollover IRA.

          (ii)   shared power to vote or to direct the vote: 957,800 (1), (2),
                 (3), (4), (5) shares.
          (iii)  sole power to dispose or to direct the disposition of:
                 0 shares.
          (iv)   shared power to dispose or to direct the disposition of:
                 957,800(1),(2),(3),(4),(5) shares.


Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

Instruction: Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

        Not Applicable.

Item 8. Identification and Classification of Members of the Group.

        See Exhibit A for Joint Filing Agreement which was previously filed with the Schedule 13G, dated April 5, 2000.

Item 9. Notice of Dissolution of Group.

        Not Applicable.

Item 10. Certification.

          (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

               By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2001

                                  WOODLAND PARTNERS

                                  By: /s/ Barry Rubenstein
                                     --------------------------------------
                                      Barry Rubenstein, a General Partner


                                      SENECA VENTURES

                                  By: /s/ Barry Rubenstein
                                     --------------------------------------
                                      Barry Rubenstein, a General Partner


                                      WOODLAND VENTURE FUND

                                  By: /s/ Barry Rubenstein
                                     --------------------------------------
                                      Barry Rubenstein, a General Partner


                                      WOODLAND SERVICES CORP.

                                  By: /s/ Barry Rubenstein
                                     --------------------------------------
                                      Barry Rubenstein, President


                                      BROOKWOOD PARTNERS, L.P.

                                  By: /s/ Barry Rubenstein
                                     --------------------------------------
                                      Barry Rubenstein, a General Partner


                                     /s/ Barry Rubenstein
                                     --------------------------------------
                                     Barry Rubenstein

                                     /s/ Marilyn Rubenstein
                                     --------------------------------------
                                     Marilyn Rubenstein



Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).